Exhibit 2.1
FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
This First Amendment to Asset Purchase Agreement (this “Amendment”), is dated as of March 29, 2022, among among QUOTELAB, LLC, a Delaware limited liability company (“Parent”), CHT BUYER, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “Buyer” and, together with Parent, the “Buyer Parties”), CUSTOMER HELPER TEAM, LLC, a Delaware limited liability company (the “Seller”), ANTHONY SARANDREA, a member of the Seller, and JOSHUA F. VALDEZ-ELIZETXE, a member of the Seller. Each of Anthony Sarandrea and Joshua F. Valdez-Elizetxe is referred to herein as a “Seller Member” and each of the Seller and each Seller Member is referred to herein as a “Seller Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement (as defined below).
RECITALS
    A.    WHEREAS, the Buyer Parties and the Seller Parties are parties to that certain Asset Purchase Agreement, dated as of February 24, 2022 (the “Asset Purchase Agreement”); and
    B.    WHEREAS, the Buyer Parties and the Seller Parties desire to amend certain provisions of the Asset Purchase Agreement and certain Schedules attached thereto.
AGREEMENT
    In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
1.    Additions to Section 1.1. The following defined terms are hereby added to Section 1.1 of the Asset Purchase Agreement:
““Connected Call Percentage” means the percentage obtained by dividing (i) the number of Connected Eligible Calls generated by the Business during a given period by (ii) the total number of Eligible Calls generated by the Business during such period.
“Connected Eligible Calls” means Eligible Calls that are successfully connected by the Business to an insurance carrier or distributor between 10 a.m. Eastern Standard Time and 6 p.m. Eastern Standard Time on Business Days.
“Eligible Calls” means unique incoming calls generated by the Business from potential customers of insurance carriers and distributors, other than any such customers located in Puerto Rico, between 10 a.m. Eastern Standard Time and 6 p.m. Eastern Standard Time on Business Days.
“Threshold Connected Call Percentage” means 88.7%, representing the Connected Call Percentage of the Business for February 2022.”
2.    Amendment of Section 2.7(a). Section 2.7(a) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”), to be held remotely, via the mutual electronic exchange of facsimile or portable document format (.PDF) signatures on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or on such other date as the Seller and the Buyer mutually may agree in writing; provided, that, unless otherwise approved in writing by the Buyer, in no event shall the Closing occur prior to April 1, 2022. The date on which the Closing takes place is referred to herein as the “Closing Date.””
3.    Amendment of Section 2.9(a)(iv). The definition of “2022 Earn-Out Period” in Section 2.9(a)(iv) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
““2022 Earn-Out Period” means the 12-month period beginning on April 1, 2022 and ending on March 31, 2023.”
4.    Amendment of Section 2.9(a)(xi). The definition of “2023 Earn-Out Period” in Section 2.9(a)(xi) of the Asset Purchase Agreement is hereby amended and restated in its entirety to ready as follows:
““2023 Earn-Out Period” means the 12-month period beginning on April 1, 2023 and ending on March 31, 2024.”
5.    Addition of Section 7.3(f). The Asset Purchase Agreement is hereby amended and supplemented by adding the following as a new subclause (f) to Section 7.3 thereof:
“(f)    Satisfactory Completion of Platform Transition. The Seller shall have delivered to the Buyer (i) confirmation that the transition of the Business to the Retreaver call tracking software platform has been completed by the Seller and (ii) evidence reasonably acceptable to the Buyer that the Connected Call Percentage of the Business during the period from March 19, 2022 through March 29, 2022 is at least 90% of the Threshold Connected Call Percentage.”
6.    Amendment of Section 9.1(c). Section 9.1(c) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(c)    (i) by the Seller (on behalf of the Seller Parties), if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to April 15, 2022 (the “Outside Date”) or (ii) by Parent (on behalf of the Buyer Parties), if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;”
7.    Amendment of Schedule 1.1(c). Schedule 1.1(c) to the Asset Purchase Agreement is hereby amended and supplemented by adding the following as a new Item 8 listed thereon:
“8.    All Contracts with Ringba, LLC.”
8.    Amendment of Schedule 2.7(a)(xi). Items 5 and 6 listed on Schedule 2.7(a)(xi) to the Asset Purchase Agreement are hereby deleted in their entirety.

9.    Amendment and Ratification. Except as specifically amended hereby, all terms, conditions, covenants, representations, and warranties contained in the Asset Purchase Agreement shall remain in full force and effect and shall be binding upon the parties.

10.    Entire Agreement. The Asset Purchase Agreement (including the Schedules thereto), in each case as amended hereby, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

11.    Assignment; Successors. Neither this Amendment nor any of the rights, interests or obligations under this Amendment may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Amendment to any Affiliate of the Buyer without the prior consent of the Seller Parties; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.    No Third-Party Rights. Nothing in this Amendment, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Amendment.

13.    Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

14.    Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

15.    Facsimile or .pdf Signature. This Amendment may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the Buyer Parties and the Seller Parties have caused this Amendment to be executed as of the date first written above.
QUOTELAB, LLC

By: /s/ Patrick R. Thompson
Name: Patrick R. Thompson
Title: Chief Financial Officer
CHT BUYER, LLC

By: /s/ Patrick R. Thompson
Name: Patrick R. Thompson
Title: Chief Financial Officer
CUSTOMER HELPER TEAM, LLC

By: /s/ Anthony Sarandrea
Name: Anthony Sarandrea
Title: Manager
SELLER MEMBERS
/s/ Anthony Sarandrea
Name: Anthony Sarandrea
/s/ Joshua F. Valdez-Elizetxe
Name: Joshua F. Valdez-Elizetxe

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